Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2013 FIRST QUARTER RESULTS

RAISES FULL YEAR 2013 EPS GUIDANCE

•                  Sales of $416.5 million were 4.1% higher than last year (3.9% in constant currency) driven by Commercial Aerospace (up 10.8% in constant currency).

•                  Net income up 10.1% to $43.6 million, $0.43 per diluted share, versus $39.6 million, $0.39 per diluted share last year.

•                  FY 2013 adjusted diluted EPS guidance increased to a range of $1.73 to $1.83 (from $1.66 to $1.78).

	Quarter Ended March 31,		%
(In millions, except per share data)	2013	2012	Change

Net Sales	$416.5	$400.1	4.1%
Net sales change in constant currency			3.9%
Operating Income	63.0	60.6	4.0%
Net Income	43.6	39.6	10.1%
Diluted net income per common share	$0.43	$0.39	10.3%

STAMFORD, CT. April 22, 2013 — Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2013.  Net sales during the quarter were $416.5 million, 4.1% higher than the $400.1 million reported for the first quarter of 2012.  Operating income for the period was $63.0 million, compared to $60.6 million last year.  Net income for the first quarter of 2013 was $43.6 million, or $0.43 per diluted share, compared to $39.6 million or $0.39 per diluted share in 2012.

Chief Executive Officer Comments

Mr. Berges commented, “This was another good start to the year for Hexcel, as solid execution combined with continued strong aerospace sales delivered excellent results.  For the quarter, our adjusted diluted EPS of $0.43 was 10.3% higher than last year, on a 3.9% increase in constant currency sales.  Our commercial aerospace and space and defense sales were again up over 10%, and helped offset the nearly 30% decline in industrial sales.”

Looking ahead, Mr. Berges said “While we expect continued weakness in industrial markets, our growth and operational performance in the rest of our business, combined with an improved tax outlook, give us the confidence to  increase our 2013 adjusted diluted EPS guidance to $1.73 - $1.83 (from $1.66 - $1.78).  Our sales outlook in total remains at $1,640 million to $1,740 million.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $268.9 million increased 11.0% (10.8% in constant currency) for the quarter as compared to the first quarter of 2012.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased nearly 20% versus the same period last year.  Our B787 shipments continued to show strong growth in support of production rate increases.  Airbus and Boeing legacy aircraft related sales for the quarter were up over 10% compared to 2012, as we experienced increasing demand related to line-rate increases.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, declined modestly for the first quarter compared to 2012, as well as on a sequential basis.

Space & Defense

•                  Space & Defense sales of $96.0 million were 13.1% higher (12.9% in constant currency) than the first quarter of 2012.  Growth came from both rotorcraft and military fixed wing aircraft programs.

Industrial

•                  Total Industrial sales of $51.6 million for the first quarter of 2013 were weak across the board at 29.2% lower (29.5% in constant currency) than the first quarter of 2012.  As expected, wind sales were down over 30% from the record levels in the first half of 2012 and about 9% lower than the fourth quarter of 2012.

Operations

•                  Sales volume and the continued improvement in operating performance resulted in gross margin of 26.9% of net sales for the quarter, as compared to 26.6% in the first quarter of 2012.  Selling, general and administrative expenses were 3.8% higher than the first quarter of 2012 primarily driven by the timing of stock-based compensation expense.  Research and technology expenses in the first quarter of 2013 of $11.0 million were $1.8 million higher than the comparable 2012 period.

•                  Operating income in the 2013 first quarter was $63.0 million or 15.1% of sales as compared to $60.6 million or 15.1% of sales in 2012.  Foreign exchange rates contributed a nominal benefit to the higher gross margin and operating income percentages in the first quarter of 2013 as compared to 2012.

Cash and other

•                  Our effective tax rate for the quarter was 29.2% as compared to 31.9% in 2012.  This quarter benefitted from the extension of the 2012 and 2013 U.S. Research & Development tax credits that was enacted in January 2013.  The full retroactive benefit from 2012 was taken in the current quarter and reduced the tax rate by one percentage point.   Implementation of tax planning strategies and the mix of income by country accounted for the remaining improvement in the tax rate.  We now expect our effective tax rate for the rest of the year to be about 30.5%.

•                  Free cash flow for the first quarter of 2013 was a use of $15 million versus a use of $61 million in 2012, as seasonal effects typically cause cash usage in the first quarter.  The lower usage as compared to last year was primarily due to lower capital expenditures, as cash used for capital expenditures of $48 million in the first quarter of 2013 were $35 million below the comparable period in 2012.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•                  During the quarter, the Company invested $15 million and bought back 530,730 shares under its authorized share repurchase program.

•                  Total debt, net of cash as of March 31, 2013 was $255.6 million, an increase of $31.6 million from December 31, 2012.  As of March 31, 2013 we had $190 million in available borrowing capacity and cash on hand.

2013 Outlook

Our 2013 outlook is:

•                  Adjusted diluted earnings per share to be in the range of $1.73 to $1.83; previously it was $1.66 to $1.78.

•                  We maintain our sales outlook of $1,640 million to $1,740 million with strong aerospace markets   offsetting the weakness in the industrial market.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 23, 2013 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2494 and the confirmation code is 1202908.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2013 and beyond.  The loss of, or significant reduction in purchases by, Boeing, EADS, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2013	2012
Net sales	$416.5	$400.1
Cost of sales	304.5	293.7
Gross margin	112.0	106.4
% Gross margin	26.9%	26.6%

Selling, general and administrative expenses	38.0	36.6
Research and technology expenses	11.0	9.2
Operating income	63.0	60.6
Interest expense, net	1.7	3.0
Income before income taxes and equity in earnings from affiliated companies	61.3	57.6
Provision for income taxes	17.9	18.4
Income before equity in earnings from affiliated companies	43.4	39.2
Equity in earnings from affiliated companies	0.2	0.4
Net income	$43.6	$39.6

Basic net income per common share:	$0.43	$0.40

Diluted net income per common share:	$0.43	$0.39

Weighted-average common shares:
Basic	100.4	99.8
Diluted	102.1	101.7

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$18.3	$32.6
Accounts receivable, net	269.1	229.0
Inventories, net	245.9	232.8
Prepaid expenses and other current assets	65.8	81.3
Total current assets	599.1	575.7

Property, plant and equipment	1,480.0	1,459.2
Less accumulated depreciation	(549.1)	(544.8)
Property, plant and equipment, net	930.9	914.4

Goodwill and other intangible assets, net	57.2	57.8
Investments in affiliated companies	22.6	22.6
Deferred tax assets	14.4	15.4
Other assets	13.8	17.2
Total assets	$1,638.0	$1,603.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$15.4	$16.6
Accounts payable	125.2	115.7
Accrued liabilities	106.7	103.0
Total current liabilities	247.3	235.3

Long-term notes payable and capital lease obligations	258.5	240.0
Other non-current liabilities	121.8	133.7
Total liabilities	627.6	609.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 103.5 shares issued at March 31, 2013 and 102.4 shares issued at December 31, 2012	1.0	1.0
Additional paid-in capital	632.5	617.0
Retained earnings	491.8	448.2
Accumulated other comprehensive loss	(52.5)	(31.9)
	1,072.8	1,034.3
Less — Treasury stock, at cost, 3.3 shares at March 31, 2013 and 2.5 shares at December 31, 2012	(62.4)	(40.2)
Total stockholders’ equity	1,010.4	994.1
Total liabilities and stockholders’ equity	$1,638.0	$1,603.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended March 31,
(In millions)	2013	2012

Cash flows from operating activities
Net income	$43.6	$39.6

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	14.3	14.0
Amortization of debt discount and deferred financing costs and call premium expense	0.5	0.5
Deferred income taxes	1.2	12.0
Equity in earnings from affiliated companies	(0.2)	(0.4)
Stock-based compensation expense	8.7	7.5
Excess tax benefits on stock-based compensation	(3.7)	(4.7)

Changes in assets and liabilities:
(Increase) in accounts receivable	(40.2)	(48.3)
(Increase) in inventories	(16.2)	(13.5)
Decrease in prepaid expenses and other current assets	2.7	2.6
Increase in accounts payable/accrued liabilities	20.8	17.7
Other — net	1.7	(4.8)
Net cash provided by operating activities (a)	33.2	22.2

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(48.1)	(82.9)
Net cash used in investing activities	(48.1)	(82.9)

Cash flows from financing activities
Borrowings from senior secured credit facility	21.0	59.0
Repayments (borrowings) of capital lease obligations and other debt, net	(1.3)	0.5
Repayment of senior secured credit facility — term loan	(2.5)	(1.2)
Stock repurchases	(15.0)	—
Activity under stock plans	(0.3)	0.8
Net cash used in financing activities	1.9	59.1

Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.8
Net (decrease) in cash and cash equivalents	(14.3)	(0.8)
Cash and cash equivalents at beginning of period	32.6	49.5
Cash and cash equivalents at end of period	$18.3	$48.7

Supplemental Data:
Free cash flow (a)+(b)	$(14.9)	$(60.7)
Accrual basis additions to property, plant and equipment	$41.4	$44.7

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended March 31, 2013 and 2012	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2013	2012	B/(W) %	FX Effect (b)	2012	B/(W) %
Commercial Aerospace	$268.9	$242.3	11.0	$0.4	$242.7	10.8
Space & Defense	96.0	84.9	13.1	0.1	85.0	12.9
Industrial	51.6	72.9	(29.2)	0.3	73.2	(29.5)
Consolidated Total	$416.5	$400.1	4.1	$0.8	$400.9	3.9

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	64.6	60.6	60.5
Space & Defense	23.0	21.2	21.2
Industrial	12.4	18.2	18.3
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2012 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2013 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2013
Net sales to external customers	$324.8	$91.7	$—	$416.5
Intersegment sales	16.7	0.6	(17.3)	—
Total sales	341.5	92.3	(17.3)	416.5
Operating income (loss)	67.9	13.4	(18.3)	63.0
% Operating margin	19.9%	14.5%		15.1%

Depreciation and amortization	13.1	1.2	—	14.3
Stock-based compensation expense	2.0	0.5	6.2	8.7
Accrual based additions to capital expenditures	38.4	3.0	—	41.4

First Quarter 2012
Net sales to external customers	$316.2	$83.9	$—	$400.1
Intersegment sales	15.9	0.1	(16.0)	—
Total sales	332.1	84.0	(16.0)	400.1
Operating income (loss)	65.8	11.8	(17.0)	60.6
% Operating margin	19.8%	14.0%		15.1%

Depreciation and amortization	12.9	1.1	—	14.0
Stock-based compensation expense	2.1	0.4	5.0	7.5
Accrual based additions to capital expenditures	43.6	1.1	—	44.7

(a)         We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures	Table C

	Unaudited
	Quarter Ended March 31,
(In millions)	2013	2012
GAAP operating income	$63.0	$60.6
- Stock-based compensation expense	8.7	7.5
- Depreciation and amortization	14.3	14.0
Adjusted EBITDA	$86.0	$82.1

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented.  For the first quarters of 2013 and 2012 there were no special items, so adjusted operating income and GAAP operating income are the same for both periods.  In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries

Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2013	2012	2012
Notes payable and current maturities of capital lease obligations	$15.4	$16.6	$14.5
Long-term notes payable and capital lease obligations	258.5	240.0	294.8
Total Debt	273.9	256.6	309.3
Less: Cash and cash equivalents	(18.3)	(32.6)	(48.7)
Total debt, net of cash	$255.6	$224.0	$260.6